EXHIBIT 1.01

CAS Medical Systems, Inc.
Conflict Minerals Report
For the reporting period from January 1, 2016 to December 31, 2016

This Conflict Minerals Report (the "Report") of CAS Medical Systems, Inc. and its wholly-owned subsidiary (referred to in this Report as the "Company," "CASMED," "we," "us," or "our") for the reporting period from January 1, 2016 to December 31, 2016 (the "Reporting Period") has been prepared pursuant to Rule 13p-1 and Form SD (the "Rule") promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Rule was adopted by the Securities and Exchange Commission ("SEC") to implement reporting and disclosure requirements related to specified minerals in the Rule as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act"). The Rule imposes certain reporting obligations on registrants who file reports with the SEC under Sections 13(a) or 15(d) of the Exchange Act whose manufactured products contain minerals specified in the Rule that are necessary to the functionality or production of their products. The specified minerals, which are collectively referred to in this Report as the "Conflict Minerals," are defined as cassiterite, columbite-tantalite, gold, wolframite, and their derivatives, which are limited to tin, tantalum and tungsten unless the Secretary of State determines that additional derivatives are financing conflict in one of the covered countries described below. These requirements apply to registrants regardless of the geographic origin of the Conflict Minerals and whether or not they fund armed conflict.

If a registrant can establish that the Conflict Minerals originated from sources other than the Democratic Republic of the Congo ("DRC") or an adjoining country, specifically, Angola, Burundi, Central African Republic, the Republic of Congo, Rwanda, South Sudan, Tanzania, Uganda and Zambia (collectively, together with the DRC, the "Covered Countries"), or from recycled and scrap sources, they must submit a Form SD which describes the reasonable country of origin inquiry completed.

If a registrant knows that any of the Conflict Minerals in its supply chain originated in the Covered Countries or has reason to believe that any of the Conflict Minerals in its supply chain may have originated in the Covered Countries, then the registrant must exercise due diligence on the Conflict Minerals' source and chain of custody.

1. Company Overview

1.1              Description of the Products Covered by this Report

We are a medical technology company that develops, manufactures, and markets non-invasive patient monitoring products that are vital to patient care.  During 2016, we designed, manufactured, marketed and sold two primary categories of products:

•	Tissue Oximetry Monitoring Products – includes sales of the Company's FORE-SIGHT tissue oximeter monitors, sensors, and accessories;

•
Traditional Monitoring Products – includes sales of the Company's legacy products comprising:  (i) the OEM sales of the Company's proprietary non-invasive blood pressure technology (MAXNIBP® and MAXIQ™); (ii) neonatal intensive care disposable supplies (divested in March 2016); and (iii) monitor service and repair.

As of December 31, 2016, the Company had 96 employees of which 94 were full-time.  Our principal executive offices are located at 44 East Industrial Road, Branford, Connecticut 06405.

1.2              Products Overview

During 2016, we designed, manufactured, marketed and sold two primary categories of products:

•	Tissue Oximetry Monitoring Products – includes sales of the Company's FORE-SIGHT tissue oximeter monitors, sensors, and accessories;

•
Traditional Monitoring Products – includes sales of the Company's legacy products comprising:  (i) the OEM sales of the Company's proprietary non-invasive blood pressure technology (MAXNIBP® and MAXIQ™); (ii) neonatal intensive care disposable supplies (divested in March 2016); and (iii) monitor service and repair.

1.3              Supply Chain Overview

We design, engineer and assemble our products utilizing components, primarily electrical and related components, sourced from third-party providers both domestically and internationally. These third parties purchase the raw materials used in these components contained in our products. We leverage the strength of our supplier network to source components in an efficient and cost effective manner.

It is not practicable to conduct a survey of all of our suppliers; therefore, we believed a good faith reasonable due diligence approach was to conduct a survey of substantially all of our direct suppliers. In designing our due diligence approach, we believe that this risk-based approach is consistent with the approach of our peers in addressing the Rule.

In accordance with the "Statement on the Effect of the Recent Court of Appeals Decision on the Conflict Minerals Rule" issued by the SEC's Division of Corporation Finance on April 29, 2014, this Report includes:

•	a description of the measures we took to exercise due diligence on the Conflict Minerals' source and chain of custody;

•	a description of the products manufactured or contracted to be manufactured that contain Conflict Minerals;

•	the facilities used to process the Conflict Minerals, if known;

•	the country of origin of the Conflict Minerals, if known; and

•	the efforts to determine the mine or location of origin.

Because of our size, the complexity of our products, and constant evolution of our supply chain, it is difficult to identify sources upstream from our direct component suppliers. Accordingly, we participate in a number of industry-wide initiatives described in Section 2 of this Report. This Report is available on our website at www.casmed.com.

1.4              Conflict Minerals Policy

Our conflict minerals policy statement is contained on our website www.casmed.com.  Our Company supports the goals expressed by Congress in enacting Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act: to help end the human rights abuses in the Democratic Republic of the Congo and adjoining countries that are being financed by the exploitation and trade of "conflict minerals" by armed groups in the region. Congress and the U.S. Securities and Exchange Commission have defined "conflict minerals" as columbite-tantalite (coltan), cassiterite, gold, wolframite and their derivatives, which are limited to tantalum, tin and tungsten. The U.S. Secretary of State could expand this list of derivatives in the future. CAS Medical Systems, Inc. is committed to complying with the reporting and due diligence obligations required by Section 1502 and SEC rules. We conduct an annual inquiry of our suppliers to determine the source of any conflict minerals used in our products or components. Our suppliers, in turn, are required to conduct the same inquiry with their own suppliers. We evaluate our relationships with our suppliers after analyzing the results of our due diligence efforts. Our goal is for our products and components to be "conflict free."

2. Due Diligence Process

2.1              Design of Due Diligence

Our due diligence measures on the source and chain of custody of our Conflict Minerals are designed to conform, in all material respects, with the framework in The Organisation for Economic Co-operation and Development ("OECD") Due Diligence Guidance for Responsible Supply Chain of Minerals from Conflict-Affected and High-Risk Areas, including the related supplements on gold, tin, tantalum and tungsten (the "OECD Guidance").

2.2              Management Systems

Internal Team

We are continuing the development and implementation of our management system for conflict minerals. Currently, we have a designated employee who has been responsible for communicating with our direct suppliers to collect the requisite information for compliance with the Rule. The designated employee, in turn, reports the results to Jeffery Baird, our Chief Financial Officer, and our outside counsel. We utilize the Conflict Free Sourcing Initiative ("CFSI") Conflict Minerals Reporting Template to collect and manage Conflict Minerals information, that is entered into a Company database for analysis, reporting and to prompt supplier communication, which we believe is an industry standard practice.

Control Systems

Our supply chain is complex and includes many third parties between our direct suppliers and the original sources of the Conflict Minerals. As a result, we do not purchase Conflict Minerals directly from smelters or refiners and, therefore, do not have a direct relationship with smelters and refiners. In addition, a significant portion of the electrical components are manufactured by third party suppliers both domestically and internationally and we do not have direct relationships with the underlying raw material suppliers to our direct suppliers. We utilize the Electronics Industry Citizenship Coalition-Global e-Sustainability Initiatives ("EICC-GeSI"), which is an industry-wide initiative to disclose upstream sources in the supply chain.

Our employees are also expected to comply with our Code of Business Conduct and Ethics.

Supplier Engagement

With respect to the OECD requirement to strengthen engagement with suppliers, we have encouraged our supply base to utilize EICC-GeSI.

Grievance Mechanism

Our employees and others acting on behalf of the Company, either directly or anonymously, may report misconduct, raise issues or ask questions, including with respect to any questionable accounting, internal control or auditing matters, concerning the Company. Reports may be made confidentially and/or anonymously through the Company's internal Whistleblower Hotline.

In order to provide our security holders and other interested parties with a direct and open line of communication to the Board of Directors, the Board of Directors has adopted the following procedure:  CASMED security holders and other interested persons may communicate with the chairmen of our Compensation Committee, Audit Committee, Nominating and Governance Committee, or with the non-management directors as a group by sending written correspondence to our Secretary. The correspondence should specify which of the foregoing is the intended recipient.  Communications should be sent by mail addressed in care of the corporate Secretary, CAS Medical Systems, Inc., 44 East Industrial Road, Branford, CT  06405.

Maintain Records

Our current policy is to retain all relevant documentation concerning our Conflict Minerals due diligence indefinitely.

2.3              Identify and Assess Risk in the Supply Chain

Because of our size, the breadth and complexity of our products, and constant evolution of our supply chain, it is difficult to identify sources upstream from our direct suppliers. Accordingly, we participate in a number of industry-wide initiatives as described above.

We have identified our direct suppliers and we rely on these suppliers, whose components may contain Conflict Minerals, to provide us with information about the source of such Conflict Minerals contained in the components supplied to us. Our direct suppliers are similarly reliant upon information provided by their suppliers, many of which are also subject to the Rule.

2.4              Design and Implement a Strategy to Respond to Risks

In response to this risk assessment, we are continuing the development and implementation of a risk management plan, through which the Conflict Minerals program is implemented, managed and monitored. Updates to this risk assessment will be provided regularly to our senior executive officers.

We engage any of our suppliers whom we have reason to believe are supplying us with Conflict Minerals from sources that may support conflict in any of the Covered Countries to establish an alternative source of such Conflict Minerals that does not support such conflict, as provided in the OECD guidance. During the Reporting Period and as of the date hereof, we have found no instances where it was necessary to terminate a contract or find a replacement supplier.

2.5              Carry out Independent Third Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain

We do not have a direct relationship with smelters and refiners and do not perform or direct audits of these entities within our supply chain.

2.6              Report Annually on Supply Chain Due Diligence

We have filed this Report as part of our Specialized Disclosure Report on Form SD for calendar year 2016. We have also made a copy of this Report for calendar year 2016 publicly available on our corporate website at www.casmed.com.

3.                Due Diligence Results

Requested Information

We conducted a survey of substantially all of our direct suppliers utilizing the CFSI Reporting Template (the "Template"). The Template was developed to facilitate an industry standard format of disclosure and communication of information regarding smelters that provide materials within a company's supply chain. It includes questions regarding a company's conflict-free policy, engagement with its direct suppliers, and a listing of the smelters the company and its suppliers use. In addition, the Template contains questions about the origin of Conflict Minerals included in a company's products, as well as supplier due diligence. Written instructions and recorded training illustrating the use of the tool are available on EICC's website. We understand that the Template is being used by many companies in their due diligence processes related to Conflict Minerals.

Survey Responses

Through the date of this Report, we have received responses from approximately 90% of the suppliers we contacted. We reviewed the responses against criteria developed to determine which required further engagement with our suppliers. These criteria included untimely or incomplete responses as well as inconsistencies within the data reported in the Template. Where further engagement was necessary, we worked directly with these suppliers to provide us with revised responses.

Many of the responses received provided data at a company or divisional level or, as described above, were unable to specify the smelters or refiners used for components supplied to us.

Five suppliers responded indicating that they sourced at least one of the Conflict Minerals from the Covered Countries.  These suppliers were Molex, CCA Wesco, Kensington Electronics, Newark and Primus Technologies.

Efforts to Determine Facilities Used, Country of Origin and Mine or Location of Origin

Based upon the response regarding tantalum, tin, gold and tungsten sourced from Molex, we undertook supply chain diligence to determine whether or not the Conflict Minerals sourced by Molex directly or indirectly benefitted armed groups in the Covered Countries.  Based on this supply chain due diligence, we determined that (i) the tantalum sourced by Molex originated from smelters operated by F&X; Ningxia Orient Tantalum Industry Co., Ltd; Ulba; Global Advanced Metals; Kemet Blue Powder;  Conghua Tantalum and Niobium Smeltry;  Douluoshan Sapphire Rare Metal Co Ltd; JiuJiang JinXin Nonferrous Metals Co., Ltd; Zhuzhou Cemented Carbide; KEMET Blue Metals; H.C. Starck Co., Ltd;  H.C. Starck GmbH Goslar; H.C. Starck GmbH Laufenburg; H.C. Starck Smelting GmbH & Co.KG and Global Advanced Metals Boyertown; (ii) the tin sourced by Molex originated from smelters operated by Malaysia Smelting Corporation and Thaisarco; (iii) the gold sourced by Molex originated from smelters operated by Argor-Heraeus SA; and (iv) the tungsten sourced by Molex originated from smelters operated by Vietnam Youngsun Tungsten Industry Co., Ltd; WBH; and Xiamen H.C.  The foregoing smelters have been verified as compliant with the Conflict-Free Smelter Program assessment protocol.

Based upon the response regarding tantalum, tin, gold and tungsten sourced from CCA Wesco, we undertook supply chain diligence to determine whether or not the Conflict Minerals sourced by CCA Wesco directly or indirectly benefitted armed groups in the Covered Countries.  Based on this supply chain due diligence, we determined that (i) the tantalum sourced by CCA Wesco originated from smelters operated by Conghua Tantalum and Niobium Smeltry; D Block Metals, LLC; Duoluoshan; E.S.R. Electronics; Exotech Inc.; F&X Electro-Materials Ltd.; FIR Metals & Resource Ltd.; Global Advanced Metals Aizu; Global Advanced Metals Boyertown; Guangdong Zhiyuan New Material Co., Ltd.; H.C. Starck Co., Ltd.; H.C. Starck Hermsdorf GmbH; H.C. Starck Inc.; H.C. Starck Ltd.; Hengyang King Xing Lifeng New Materials Co., Ltd.; Hi-Temp Specialty Metals, Inc.; Jiangxi Dinghai Tantalum & Niobium Co., Ltd.; Jiangxi Tuohong New Raw Material; JiuJiang JinXin Nonferrous Metals Co., Ltd.; Jiujiang Tanbre Co., Ltd.; Jiujiang Zhongao Tantalum & Niobium Co., Ltd.; KEMET Blue Metals; KEMET Blue Powder; King-Tan Tantalum Industry Ltd.; LSM Brasil S.A.; Metallurgical Products India Pvt., Ltd.; Mineração Taboca S.A.; Mitsui Mining & Smelting; Molycorp Silmet A.S.; Ningxia Orient Tantalum Industry Co., Ltd.; Plansee SE Liezen; Plansee SE Reutte; QuantumClean; Resind Indústria e Comércio Ltda.; RFH Tantalum Smeltry Co., Ltd.; Solikamsk Magnesium Works OAO; Taki Chemical Co., Ltd.; Telex Metals; Tranzact, Inc.; Ulba Metallurgical Plant JSC; XinXing HaoRong Electronic Material Co., Ltd.; Yichun Jin Yang Rare Metal Co., Ltd.; (ii)the tin sourced by CCA Wesco originated from smelters operated by Alpha; An Vinh Joint Stock Mineral Processing Company; China Tin Group Co., Ltd.; Cooperativa Metalurgica de Rondônia Ltda.; CV Ayi Jaya; CV Dua Sekawan; CV Gita Pesona; CV Serumpun Sebalai; CV Tiga Sekawan; CV United Smelting; CV Venus Inti Perkasa; Dowa; Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company; Elmet S.L.U.; EM Vinto; Estanho de Rondônia S.A.; Fenix Metals; Gejiu Fengming Metallurgy Chemical Plant; Gejiu Jinye Mineral Company; Gejiu Kai Meng Industry and Trade LLC; Gejiu Non-Ferrous Metal Processing Co., Ltd.; Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.; Gejiu Zili Mining And Metallurgy Co., Ltd.; Guanyang Guida Nonferrous Metal Smelting Plant; HuiChang Hill Tin Industry Co., Ltd.; Jiangxi Ketai Advanced Material Co., Ltd.; Magnu's Minerais Metais e Ligas Ltda.; Malaysia Smelting Corporation (MSC); Metallic Resources, Inc.; Metallo-Chimique N.V.; Mineração Taboca S.A.; Minsur; Mitsubishi Materials Corporation; Modeltech Sdn Bhd; Nghe Tinh Non-Ferrous Metals Joint Stock Company; O.M. Manufacturing (Thailand) Co., Ltd.; O.M. Manufacturing Philippines, Inc.; Operaciones Metalurgical S.A.; PT Aries Kencana Sejahtera; PT Artha Cipta Langgeng; PT ATD Makmur Mandiri Jaya; PT Babel Inti Perkasa; PT Bangka Prima Tin; PT Bangka Tin Industry; PT Belitung Industri Sejahtera; PT Bukit Timah; PT Cipta Persada Mulia; PT DS Jaya Abadi; PT Eunindo Usaha Mandiri; PT Inti Stania Prima; PT Justindo; PT Karimun Mining; PT Kijang Jaya Mandiri; PT Mitra Stania Prima; PT O.M. Indonesia; PT Panca Mega Persada; PT Prima Timah Utama; PT Refined Bangka Tin; PT Sariwiguna Binasentosa; PT Stanindo Inti Perkasa; PT Sukses Inti Makmur; PT Sumber Jaya Indah; PT Timah (Persero) Tbk Kundur; PT Timah (Persero) Tbk Mentok; PT Tinindo Inter Nusa; PT Tirus Putra Mandiri; PT Tommy Utama; PT Wahana Perkit Jaya; Resind Indústria e Comércio Ltda.; Rui Da Hung; Soft Metais Ltda.; Thaisarco; Tuyen Quang Non-Ferrous Metals Joint Stock Company; VQB Mineral and Trading Group JSC; White Solder Metalurgia e Mineração Ltda.; (iii) the gold sourced by CCA Wesco originated from smelters operated by Abington Reldan Metals, LLC; Advanced Chemical Company; Aida Chemical Industries Co., Ltd.; Allgemeine Gold-und Silberscheideanstalt A.G.; Almalyk Mining and Metallurgical Complex (AMMC); AngloGold Ashanti Córrego do Sítio Mineração; Asahi Refining USA Inc.; Asaka Riken Co., Ltd.; Atasay Kuyumculuk Sanayi Ve Ticaret A.S.; Aurubis AG; Bangalore Refinery; Bangko Sentral ng Pilipinas (Central Bank of the Philippines); Boliden AB; C. Hafner GmbH + Co. KG; Caridad; CCR Refinery - Glencore Canada Corporation; Chimet S.p.A.; Chugai Mining; Daejin Indus Co., Ltd.; Daye Non-Ferrous Metals Mining Ltd.; DODUCO GmbH; Dowa; DSC (Do Sung Corporation); Eco-System Recycling Co., Ltd.; Elemetal Refining, LLC; Emirates Gold DMCC; Fidelity Printers and Refiners Ltd.; Geib Refining Corporation; Great Wall Precious Metals Co., Ltd. of CBPM; Guangdong Jinding Gold Limited; Hangzhou Fuchunjiang; Smelting Co., Ltd.; Heimerle + Meule GmbH; Heraeus Ltd. Hong Kong; Heraeus Precious Metals GmbH & Co. KG; Hunan Chenzhou Mining Co., Ltd.; Ishifuku Metal Industry Co., Ltd.; Istanbul Gold Refinery; Japan Mint; JSC Ekaterinburg Non-Ferrous Metal Processing Plant; JSC Uralelectromed; JX Nippon Mining & Metals Co., Ltd.; Kaloti Precious Metals; Kazzinc; Kennecott Utah Copper LLC; KGHM Polska Miedź Spółka Akcyjna; Kojima Chemicals Co., Ltd.; Kyrgyzaltyn JSC; L'azurde Company For Jewelry; LS-NIKKO Copper Inc.; Materion; Matsuda Sangyo Co., Ltd.; Metalor Technologies (Hong Kong) Ltd.; Metalor Technologies (Singapore) Pte., Ltd.; Metalor USA Refining Corporation; Mitsubishi Materials Corporation; MMTC-PAMP India Pvt., Ltd.; Modeltech Sdn Bhd; Morris and Watson; Moscow Special Alloys Processing Plant; Nadir Metal Rafineri San. Ve Tic. A.Ş.; Navoi Mining and Metallurgical Combinat; Nihon Material Co., Ltd.; Ögussa Österreichische Gold- und Silber-Scheideanstalt GmbH; Ohura Precious Metal Industry Co., Ltd.; OJSC Novosibirsk Refinery; Prioksky Plant of Non-Ferrous Metals; PT Aneka Tambang (Persero) Tbk; Rand Refinery (Pty) Ltd.; Remondis Argentia B.V.;

Republic Metals Corporation; Royal Canadian Mint; SAAMP; Sabin Metal Corp.; Sai Refinery; Samduck Precious Metals; Samwon Metals Corp.; SAXONIA Edelmetalle GmbH; Schone Edelmetaal B.V.; Shandong Tiancheng Biological Gold Industrial Co., Ltd.; Shandong Zhaojin Gold & Silver Refinery Co., Ltd.; Sichuan Tianze Precious Metals Co., Ltd.; Singway Technology Co., Ltd.; So Accurate Group, Inc.; SOE Shyolkovsky Factory of Secondary Precious Metals; Solar Applied Materials Technology Corp.; Sudan Gold Refinery; Sumitomo Metal Mining Co., Ltd.; T.C.A S.p.A; Tanaka Kikinzoku Kogyo K.K.' The Refinery of Shandong Gold Mining Co., Ltd.; Tokuriki Honten Co., Ltd.; Tongling Nonferrous Metals Group Co., Ltd.; Tony Goetz NV; Torecom; Umicore Brasil Ltda.; Umicore Precious Metals Thailand; United Precious Metal Refining, Inc.; Universal Precious Metals Refining Zambia; Western Australian Mint trading as The Perth Mint; WIELAND Edelmetalle GmbH; Yamamoto Precious Metal Co., Ltd.; Yokohama Metal Co., Ltd.; Zhongyuan Gold Smelter of Zhongjin Gold Corporation; Zijin Mining Group Co., Ltd. Gold Refinery; (iv) the tungsten sourced by CCA Wesco originated from smelters operated by A.L.M.T. TUNGSTEN Corp.; ACL Metais Eireli; Asia Tungsten Products Vietnam Ltd.; Chenzhou Diamond Tungsten Products Co., Ltd.; Chongyi Zhangyuan Tungsten Co., Ltd.; Dayu Jincheng Tungsten Industry Co., Ltd.; Dayu Weiliang Tungsten Co., Ltd.; Fujian Jinxin Tungsten Co., Ltd.; Ganzhou Huaxing Tungsten Products Co., Ltd.; Ganzhou Jiangwu Ferrotungsten Co., Ltd.; Ganzhou Seadragon W & Mo Co., Ltd.; Ganzhou Yatai Tungsten Co., Ltd.; Global Tungsten & Powders Corp.; Guangdong Xianglu Tungsten Co., Ltd.; H.C. Starck GmbH; H.C. Starck Smelting GmbH & Co.KG; Hunan Chenzhou Mining Co., Ltd.; Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji; Hunan Chunchang Nonferrous Metals Co., Ltd.; Hydrometallurg, JSC; Japan New Metals Co., Ltd.; Jiangwu H.C. Starck Tungsten Products Co., Ltd.; Jiangxi Dayu Longxintai Tungsten Co., Ltd.; Jiangxi Gan Bei Tungsten Co., Ltd.; Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.; Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.; Jiangxi Xinsheng Tungsten Industry Co., Ltd.; Jiangxi Xiushui Xianggan Nonferrous Metals Co., Ltd.; Jiangxi Yaosheng Tungsten Co., Ltd.; Kennametal Fallon; Kennametal Huntsville; Malipo Haiyu Tungsten Co., Ltd.; Moliren Ltd; Niagara Refining LLC; Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC; Philippine Chuangxin Industrial Co., Inc.; South-East Nonferrous Metal Company Limited of Hengyang City; Tejing (Vietnam) Tungsten Co., Ltd.; Unecha Refractory metals plant; Vietnam Youngsun Tungsten Industry Co., Ltd.; Wolfram Bergbau und Hütten AG; Woltech Korea Co., Ltd.; Xiamen Tungsten (H.C.) Co., Ltd.; Xiamen Tungsten Co., Ltd.; Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.; Xinhai Rendan Shaoguan Tungsten Co., Ltd. The foregoing smelters have been verified as compliant with the Conflict-Free Smelter Program assessment protocol.

Based upon the response regarding tin sourced from Kensington Electronics, we undertook supply chain diligence to determine whether or not the Conflict Minerals sourced by Kensington Electronics directly or indirectly benefitted armed groups in the Covered Countries.  Based on this supply chain due diligence, we determined that (i) the tin sourced by Kensington Electronics originated from smelters operated by Thaisarco. The foregoing smelter has been verified as compliant with the Conflict-Free Smelter Program assessment protocol.

Based upon the response regarding tantalum, tin, and tungsten sourced from Newark, we undertook supply chain diligence to determine whether or not the Conflict Minerals sourced by Newark directly or indirectly benefitted armed groups in the Covered Countries.  Based on this supply chain due diligence, we determined that (i) the tantalum sourced by Newark originated from smelters operated by Changsha South Tantalum Niobium Co., Ltd.; Conghua Tantalum and Niobium Smeltry; D Block Metals, LLC; Duoluoshan; Exotech Inc.; F&X Electro-Materials Ltd.; FIR Metals & Resource Ltd.; Global Advanced Metals Aizu; Global Advanced Metals Boyertown; Guangdong Zhiyuan New Material Co., Ltd.; H.C. Starck Co., Ltd.; H.C. Starck GmbH Goslar; H.C. Starck GmbH Laufenburg; H.C. Starck Hermsdorf GmbH; H.C. Starck Inc.; H.C. Starck Ltd.; H.C. Starck Smelting GmbH & Co. KG;Hengyang King Xing Lifeng New Materials Co., Ltd.; Hi-Temp Specialty Metals, Inc.; Jiangxi Dinghai; Tantalum & Niobium Co., Ltd.; Jiangxi Tuohong New Raw Material; JiuJiang JinXin Nonferrous Metals Co., Ltd.; Jiujiang Tanbre Co., Ltd.; Jiujiang Zhongao Tantalum & Niobium Co., Ltd.; KEMET Blue Metals; KEMET Blue Powder; King-Tan Tantalum Industry Ltd.; LSM Brasil S.A.; Metallurgical Products India Pvt., Ltd.; Mineração Taboca S.A.; Mitsui Mining and Smelting Co., Ltd.; Molycorp Silmet A.S.; Ningxia Orient Tantalum Industry Co., Ltd.; Plansee SE Liezen; Plansee SE Reutte; QuantumClean; Resind Indústria e Comércio Ltda.; RFH Tantalum Smeltry Co., Ltd.; Solikamsk Magnesium Works OAO; Taki Chemical Co., Ltd.; Telex Metals; Tranzact, Inc.; Ulba Metallurgical Plant JSC; XinXing HaoRong Electronic Material Co., Ltd.; Yichun Jin Yang Rare Metal Co., Ltd.; Zhuzhou Cemented Carbide Group Co., Ltd.; (ii)the tin sourced by Newark originated from smelters operated by Alpha; An Thai Minerals Co., Ltd.; An Vinh Joint Stock Mineral Processing Company; Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.; China Tin Group Co., Ltd.; CNMC (Guangxi) PGMA Co., Ltd.; Cooperativa Metalurgica de Rondônia Ltda.; CV Ayi Jaya; CV Dua Sekawan; CV Gita Pesona; CV Serumpun Sebalai; CV Tiga Sekawan; CV United Smelting; CV Venus Inti Perkasa; Dowa; Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company; Elmet S.L.U.; EM Vinto; Estanho de Rondônia S.A.; Fenix Metals; Gejiu Fengming Metallurgy Chemical Plant; Gejiu Jinye Mineral Company; Gejiu Kai Meng Industry and Trade LLC; Gejiu Non-Ferrous Metal Processing Co., Ltd.; Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.; Gejiu Zili Mining And Metallurgy Co., Ltd.; Guanyang Guida Nonferrous Metal Smelting Plant; HuiChang Hill Tin Industry Co., Ltd.; Huichang Jinshunda Tin Co., Ltd.; Jiangxi Ketai Advanced Material Co., Ltd.; Magnu's Minerais Metais e Ligas Ltda.; Malaysia Smelting Corporation (MSC); Melt Metais e Ligas S.A.; Metallic Resources, Inc.; Metallo-Chimique N.V.; Mineração Taboca S.A.; Minsur; Mitsubishi Materials Corporation; Modeltech Sdn Bhd; Nankang Nanshan Tin Manufactory Co., Ltd.; Nghe Tinh Non-Ferrous Metals Joint Stock Company; O.M. Manufacturing (Thailand) Co., Ltd.; O.M. Manufacturing Philippines, Inc.; Operaciones Metalurgical S.A.; Phoenix Metal Ltd.; PT Aries Kencana Sejahtera; PT Artha Cipta Langgeng; PT ATD Makmur Mandiri Jaya; PT Babel Inti Perkasa; PT Bangka Prima Tin; PT Bangka Tin Industry; PT Belitung Industri Sejahtera; PT Bukit Timah; PT Cipta Persada Mulia; PT DS Jaya Abadi; PT Eunindo Usaha Mandiri; PT Inti Stania Prima; PT Justindo; PT Karimun Mining; PT Kijang Jaya Mandiri; PT Mitra Stania Prima; PT O.M. Indonesia; PT Panca Mega Persada; PT Prima Timah Utama; PT Refined Bangka Tin; PT Sariwiguna Binasentosa; PT Stanindo Inti Perkasa; PT Sukses Inti Makmur; PT Sumber Jaya Indah; PT Timah (Persero) Tbk Kundur; PT Timah (Persero) Tbk Mentok; PT Tinindo Inter Nusa; PT Tommy Utama; PT Wahana Perkit Jaya; Resind Indústria e Comércio Ltda.; Rui Da Hung; Soft Metais Ltda.; Thaisarco; Tuyen Quang Non-Ferrous Metals Joint Stock Company; VQB Mineral and Trading Group JSC; White Solder Metalurgia e Mineração Ltda.; Yunnan Chengfeng Non-ferrous Metals Co., Ltd.; Yunnan Tin Company Limited; (iii) the tungsten sourced by Newark originated from smelters operated by A.L.M.T. TUNGSTEN Corp.; ACL Metais Eireli; Asia Tungsten Products Vietnam Ltd.; Chenzhou Diamond Tungsten Products Co., Ltd.; Chongyi Zhangyuan Tungsten Co., Ltd.; Dayu Weiliang Tungsten Co., Ltd.; Fujian Jinxin Tungsten Co., Ltd.; Ganzhou Huaxing Tungsten Products Co., Ltd.; Ganzhou Jiangwu Ferrotungsten Co., Ltd.; Ganzhou Seadragon W & Mo Co., Ltd.; Ganzhou Yatai Tungsten Co., Ltd.; Global Tungsten & Powders Corp.; Guangdong Xianglu Tungsten Co., Ltd.; H.C. Starck GmbH; H.C. Starck Smelting GmbH & Co.KG; Hunan Chenzhou Mining Co., Ltd.; Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji; Hunan Chunchang Nonferrous Metals Co., Ltd.; Hydrometallurg, JSC; Japan New Metals Co., Ltd.; Jiangwu H.C. Starck Tungsten Products Co., Ltd.; Jiangxi Dayu Longxintai Tungsten Co., Ltd.; Jiangxi Gan Bei Tungsten Co., Ltd.; Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.; Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.; Jiangxi Xinsheng Tungsten Industry Co., Ltd.; Jiangxi Xiushui Xianggan Nonferrous Metals Co., Ltd.; Jiangxi Yaosheng Tungsten Co., Ltd.; Kennametal Fallon; Kennametal Huntsville; Malipo Haiyu Tungsten Co., Ltd.; Moliren Ltd; Niagara Refining LLC; Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC; Philippine Chuangxin Industrial Co., Inc.; South-East Nonferrous Metal Company Limited of Hengyang City; Tejing (Vietnam) Tungsten Co., Ltd.; Unecha Refractory metals plant; Vietnam Youngsun Tungsten Industry Co., Ltd.; Wolfram Bergbau und Hütten AG; Woltech Korea Co., Ltd.; Xiamen Tungsten (H.C.) Co., Ltd.; Xiamen Tungsten Co., Ltd.; Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.; Xinhai Rendan Shaoguan Tungsten Co., Ltd. The foregoing smelters have been verified as compliant with the Conflict-Free Smelter Program assessment protocol.

Based upon the response regarding tin and gold sourced from Primus Technologies, we undertook supply chain diligence to determine whether or not the Conflict Minerals sourced by Primus Technologies directly or indirectly benefitted armed groups in the Covered Countries.  Based on this supply chain due diligence, we determined that (i) the tin sourced by Primus Technologies originated from smelters operated by Alpha; Cooperativa Metalurgica de Rondônia Ltda.; CV United Smelting; EM Vinto; Fenix Metals; Gejiu Non-Ferrous Metal Processing Co., Ltd.; Magnu's Minerais Metais e Ligas Ltda.; Malaysia Smelting Corporation (MSC); Metallo-Chimique N.V.; Mineração Taboca S.A.; Minsur; Mitsubishi Materials Corporation; Operaciones Metalurgical S.A.; PT Aries Kencana Sejahtera; PT Artha Cipta Langgeng; PT ATD Makmur Mandiri Jaya; PT Babel Inti Perkasa; PT Bangka Tin Industry; PT Belitung Industri Sejahtera; PT Bukit Timah; PT DS Jaya Abadi; PT Eunindo Usaha Mandiri; PT Mitra Stania; Prima; PT Panca Mega Persada; PT Refined Bangka Tin; PT Sariwiguna Binasentosa; PT Stanindo Inti Perkasa; PT Timah (Persero) Tbk Kundur; PT Timah (Persero) Tbk Mentok; PT Tinindo Inter Nusa; Thaisarco; White Solder Metalurgia e Mineração Ltda.; (ii) the gold sourced by Primus Technologies originated from smelters operated by United Precious Metal Refining, Inc.; Metalor USA Refining Corporation.  The foregoing smelters have been verified as compliant with the Conflict-Free Smelter Program assessment protocol.

While the majority of our suppliers confirmed that the Conflict Minerals were not sourced from the Covered Countries, as a result of our due diligence efforts, we conclude that we did not in all instances receive sufficient information from our direct suppliers to determine the facilities used to process the Conflict Minerals provided by such suppliers, the countries of origin of such Conflict Minerals, or the mines or locations of origin of such Conflict Minerals.

Through our participation in CFSI, the OECD implementation programs, and requests to our suppliers to complete the Template, we have determined that seeking information about smelters and refiners that may be included in our supply chain represents the most reasonable effort we can make to determine the mines or locations of origin of any Conflict Materials that may be used in our products.